EXHIBIT 10(D)

CUMMINS INC. SUPPLEMENTAL
LIFE INSURANCE AND DEFERRED INCOME PLAN

As amended and restated effective as of December 10, 2018

TABLE OF CONTENTS

ARTICLE I RESTATEMENT AND PURPOSE	1

Section 1.01.	History and Restatement 1

Section 1.02.	Application of Restatement 1

Section 1.03.	Purpose 1

Section 1.04.	Grantor Trust 1

ARTICLE II DEFINITIONS AND INTERPRETATION	1

Section 2.01.	Definitions 1

Section 2.02.	Rules of Interpretation 5

ARTICLE III PARTICIPATION	6

ARTICLE IV INSURANCE POLICIES	6

Section 4.01.	Purchase of Insurance Policies 6

Section 4.02.	Premium Payments 6

ARTICLE V DEATH BENEFITS	7

Section 5.01.	Payment of Death Benefits 7

Section 5.02.	Designating a Beneficiary 7

ARTICLE VI RETIREMENT BENEFITS	8

Section 6.01.	General Provisions 8

Section 6.02.	Normal Retirement Benefit 8

Section 6.03.	Early Retirement 8

Section 6.04.	Deferred Vested Benefit 9

Section 6.05.	Survivor Benefit 9

Section 6.06.	Distribution of Small Benefits 9

Section 6.07.	Delay in Payment for Specified Employees 10

Section 6.08.	Rehires 10

ARTICLE VII VESTED BENEFITS	11

ARTICLE VIII ACCELERATED PAYMENT UPON CHANGE OF CONTROL	12

ARTICLE IX ADMINISTRATION OF PLAN	12

Section 9.01.	Powers and Responsibilities of the Administrator 12

Section 9.02.	Indemnification 13

Section 9.03.	Claims and Claims Review Procedure 13

ARTICLE X APPLICATION OF LIMITS ON PAYMENTS	14

Section 10.01.	Determination of Cap or Payment 14

Section 10.02.	Procedures 14

ARTICLE XI PRESERVATION OF ACCRUED BENEFITS	15

ARTICLE XII AMENDMENT AND TERMINATION	16

ARTICLE XIII MISCELLANEOUS	16

Section 13.01.	Obligations of Employer 16

Section 13.02.	Employment Rights 16

Section 13.03.	Non-Alienation 16

Section 13.04.	Tax Withholding 16

Section 13.05.	Other Plans 17

Section 13.06.	Liability of Affiliated Employers 17

APPENDIX A	1

APPENDIX B	1

ARTICLE I
RESTATEMENT AND PURPOSE

Section 1.01. History and Restatement. Cummins Inc. (“Company”) established the predecessor of the Cummins Inc. Supplemental Life Insurance and Deferred Income Plan, effective January 1, 1986 (“Prior Program”). Effective January 1, 1997, the Company restated the Prior Program in its entirety, naming it the “Cummins Engine Company, Inc. Supplemental Life Insurance and Deferred Income Plan.” The Company has amended the Plan on several occasions since that time. The Company restated the Plan, effective January 1, 2008, to comply with the requirements of the final regulations under Code Section 409A. The Plan was amended and restated effective as of December 12, 2011 to incorporate certain changes to the terms of the Plan. The Plan is again amended and restated effective as of December 10, 2018.

Section 1.02. Application of Restatement. This restatement shall not apply to any amount that was accrued and Vested as of December 31, 2004 (“Grandfathered Amount”), and Grandfathered Amounts shall continue to be governed by the terms and conditions of the Plan as in effect on December 31, 2007; provided, however, the individual entitled to receive benefits following an Executive’s death that occurs on or after January 1, 2008, shall be determined pursuant to this restatement.

Section 1.03. Purpose. The purpose of the Plan is to provide (i) increased protection and liquidity for a select group of management or highly compensated employees of the Company and their families and (ii) a competitive retirement program for such employees. The Company intends for the retirement benefits portion of the Plan to qualify as an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301, and 401. The Company also intends for the Plan to satisfy the applicable requirements of Code Section 409A.

Section 1.04. Grantor Trust. The Company has established a grantor trust to hold assets for the provision of certain benefits under the Plan as well as other Employer benefits. Assets of the Trust are subject to the claims of the Employer’s general creditors.

ARTICLE II
DEFINITIONS AND INTERPRETATION

Section 2.01. Definitions. When the first letter of a word or phrase is capitalized herein, the word or phrase shall have the meaning specified below:

(a)     “Administrator” means the Compensation Committee of the Board or such other person that the Compensation Committee designates as Administrator. To the extent that the Administrator delegates a duty of responsibility to an agent, the term “Administrator” shall include such agent.

(b)     “Affiliated Employer” means (i) a member of a controlled group of corporations (as defined in Code Section 414(b)) of which the Company is a member or (ii) an unincorporated trade or business under common control (as defined in Code Section 414(c)) with the Company.

(c)    “Alternate Payee” has the meaning set out in ERISA Section 206(d)(3)(K).

(d)    “Annuity Starting Date” means the date as of which a benefit under the Plan is to commence or be paid (if payable as a lump sum).

(e)    “Applicable Form” means a form provided by the Administrator for making an election or designation under the Plan. To the extent permitted by the Administrator, an Applicable Form may be provided and/or an election or designation made electronically.

(f)    “Average Covered Compensation” means as follows: the average annualized Covered Compensation paid to the Executive during the 60 consecutive calendar months (of the 120 consecutive calendar months ending with the month in which the Executive’s Termination of Employment occurs) in which the Covered Compensation paid to the Executive is highest. Notwithstanding the preceding sentence, if the Executive Terminates Employment after a Change of Control, and his Covered Compensation includes base salary and bonus payments paid to him pursuant to the Executive Retention Plan following his Termination of Employment, the 120-month period referred to above shall be the 120 consecutive month period ending on the last day of the month for which such payments are payable under the Executive Retention Plan, if the determination of Average Covered Compensation over such period would provide a greater benefit to the Executive hereunder. If the Executive does not receive Covered Compensation for a period of at least 60 months, his Average Covered Compensation shall be determined based on the months in which he receives Covered Compensation.

(g)    “Beneficiary” means the person or entity entitled to receive an Executive’s death benefits payable under the policies described in Article IV and Vested Survivor Benefits, if any, remaining after the Executive’s death. An Executive’s Beneficiary shall be determined as provided in Section 5.02.

(h)    “Benefit Claim” means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.

(i)    “Board” or “Board of Directors” means the Company’s Board of Directors or, where the context so permits, its designee.

(j)    “Change of Control” means the occurrence of any of the following:

(1)there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash or other securities or property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or

(2)the liquidation or dissolution of the Company, or

(3)any ‘person’ (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (‘the Exchange Act’)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise, or

(4)at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two-year period, or

(5)any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A or Regulation 14A promulgated under the Exchange Act.

Notwithstanding the preceding provisions, an event or series of events shall not constitute a Change of Control unless the event or series of events qualifies as a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation within the meaning of Code Section 409A(a)(2)(A)(v).
(k)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(l)     “Company” means Cummins Inc.

(m)    “Covered Compensation” means, with respect to an Executive for a period, as follows: the total of base salary and short-term bonus earnings paid by the Employer to the Executive during such period; provided, however, if the Executive Terminates Employment after a Change of Control, his Covered Compensation shall include the total of all base salary and bonus payments paid to the Executive pursuant to the Executive Retention Plan following his Termination of Employment. For purposes of this Paragraph, “short-term bonus” means variable incentive compensation based on a performance measurement period of one year or less, including but not limited to amounts earned under the Company’s Target Bonus Plan and Senior Executive Bonus Plan.

(n)    “Deferred Vested Benefit” means the benefit payable pursuant to Section 6.04.

(o)    “Denial” or “Denied” means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.

(p)    “Domestic Relations Order” has the meaning specified in Code Section 414(p)(1)(B).

(q)    “Employer” means the Company and all of its Affiliated Employers.

(r)    “ERISA” means the Employee Retirement Income Act of 1974, as amended from time to time.

(s)    “Excess Benefit Retirement Plan” means the Cummins Inc. Excess Benefit Retirement Plan, as amended from time to time.

(t)    “Executive” means (i) an individual who has been designated by the Board as an officer of the Company and who is receiving United States taxable income or (ii) any other employee of the Company designated by the Board as an executive eligible to participate in the Plan; provided in each case that the individual has consented to the purchase of insurance policies as contemplated by Article IV (and otherwise cooperates with the Company to obtain such insurance) and completed any forms or other actions required by the Administrator as a condition of participation.

(u)    “Executive Retention Plan” means the Cummins Inc. Executive Retention Plan, as amended from time to time, and any successor thereto.

(v)    “Grandfathered Amount” has the meaning specified in Section 1.02.

(w)    “Non-Grandfathered Amount” means a benefit under the Plan in excess of the Grandfathered Amount.

(x)    “Pension Plan” means the Cummins Pension Plan provisions applicable to the Executive, as amended from time to time.

(y)    “Plan” means the Cummins Inc. Supplemental Life Insurance and Deferred Income Plan, as set out in this document, as amended from time to time.

(z)    “Present Actuarial Value” means the present value of a future stream of payments, as determined by the Administrator using the applicable mortality table and applicable interest rate promulgated pursuant to Code Section 417(e)(3), as determined by the Administrator in its discretion.

(aa)    “Prior Program” means the predecessor of this Plan for the period from January 1, 1986, through December 31, 1996.

(bb)    “Service” means the total of (i) the Executive’s employment service with the Employer, plus (ii) if the Executive Terminates Employment after a Change of Control, the period of months for which Termination Payments (as defined in the Executive Retention Plan) are paid or payable to the Executive under the Executive Retention Plan. For purposes of the Plan, an Executive shall receive credit for Service for all periods of employment with the Employer, expressed in full years and months (with credit for 1/12 of a year (one month) being credited for each month during which the Executive works one day).

(cc)    “Specified Employee” means, with respect to the 12-month period beginning on the Specified Employee Effective Date, an individual who, (i) during any part of the 12-month period ending on the Specified Employee Identification Date, is in salary grade 99 or compensation class 6, or (ii) is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the guidance thereunder.

(dd)    “Specified Employee Effective Date” means, in the case of an Employee who Terminates Employment before December 31, 2009, the April 1 next following the Specified Employee Identification Date, and, in the case of an Employee who Terminates Employment after December 31, 2009, the January 1 next following the Specified Employee Identification Date.

(ee)    “Specified Employee Identification Date” means December 31.

(ff)    “Spouse” means, as of the Executive’s Annuity Starting Date, the person who is the Executive’s spouse (which may include a domestic partner) determined as set forth in the Cummins Pension Plan, provided that Administrator may establish such other procedures and require such evidence as it deems appropriate in determining whether a person is the Executive’s Spouse for purposes of this Plan.

(gg)    “Supplemental Life Annuity” means the benefit payable to an Executive pursuant to Article VI.

(hh)    “Survivor Benefit” means the benefit, if any, payable to an Executive’s Spouse or other Beneficiary pursuant to Article VI following the Executive’s death after Termination of Employment with Vested rights to a Supplemental Life Annuity.

(ii)    “Termination of Employment,” “Terminates Employment,” or any variation thereof refers to a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) for a reason other than the Executive’s death.

(jj)    “Trust” means the grantor trust established by the Company to provide a source for the payment of retirement benefits under the Plan and benefits under certain other Employer programs.

(kk)    “Trustee” means the Trustee of the Trust.

(ll)    “Vested” means, with respect to an Executive, the portion of the Executive’s Supplemental Life Annuity in which the Executive has a non-forfeitable interest, to the extent provided herein.

(mm)    “Vesting Service” means, with respect to an Executive, his total Service; provided, however, in determining the Executive’s total Vesting Service, he shall be credited with a full year of Vesting Service for any period of at least five months in addition to his full years of Service. For example, an Executive with four years and six months of Service shall be credited with five years of Vesting Service.

Section 2.02. Rules of Interpretation.

(a)The Plan is intended to comply with (i) Code Section 409A and (ii) the applicable provisions of ERISA, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles, and the following provisions of this Section.

(b)Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(c)Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(d)If any provision of the Plan shall be held to violate the Code or ERISA or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(e)Reference to any provision of the Code, ERISA or other law shall be deemed to include a reference to the successor of such provision.

ARTICLE III
PARTICIPATION

An Executive shall commence participation in the Plan following his execution of a form provided by the Company within ninety (90) days (or such other time period as prescribed by the Administrator) after eligibility consenting to the Executive’s participation in the Plan and to the Company’s purchase of life insurance on the Executive’s life. From time to time, the Executive shall also complete any forms required by the Administrator or an insurer and submit to any necessary physical examinations requested by an insurer.
ARTICLE IV
INSURANCE POLICIES

Section 4.01. Purchase of Insurance Policies. An Executive shall be covered by one or more insurance policies with an aggregate face value of approximately three times the Executive’s base salary. All such policies shall be owned by the Trustee. Additional policies shall be purchased as the Executive’s salary is increased, except that the Company is under no obligation to purchase an incremental policy in a face amount of less than $20,000. Coverage under all such policies shall terminate on the Executive’s Termination of Employment.

Section 4.02. Premium Payments. The annual premium payable with respect to policies on the Executive’s life shall be paid by the Trustee from the assets of the Trust, including, in the discretion of the Trustee, by borrowing against the value of any policies on the Executive’s life. If at any time there are insufficient funds available in the Trust to permit payment of the premium, the Employer shall contribute additional funds to the Trust to permit the Trustee to pay such premium. To the extent an amount is includable in the Executive’s taxable income or otherwise subject to tax withholding and reporting with respect to the coverage or benefits provided by the policies under this Article IV, the Executive shall be required to pay or otherwise make arrangements satisfactory to the Employer to satisfy such tax obligations, and the Employer may withhold from any amounts owing to the Executive an amount sufficient to satisfy such tax obligations.

ARTICLE V
DEATH BENEFITS

Section 5.01. Payment of Death Benefits. If the Executive dies before Termination of Employment, an amount equal to three times the Executive’s annual base salary at the time of his death shall be paid to the Executive’s Beneficiaries. Such amount shall be funded by the death benefits payable under the policies described in Article IV. Any excess of such death benefits over three times the Executive’s annual base salary at the time of his death shall be paid to the Trustee.

Section 5.02. Designating a Beneficiary.

(a)    The Beneficiary designation provisions in this Section 5.02(a) shall apply with respect to benefits payable under the policies described in Article IV and benefits provided in Section 6.05 with respect to Vested Survivor Benefits. The Executive may designate a Beneficiary only by filing a completed Applicable Form with the Administrator during his lifetime. The Executive’s proper filing of a Beneficiary designation shall cancel all prior Beneficiary designations. If the Executive does not designate a Beneficiary, or if all properly designated Beneficiaries die before the Executive, the Executive’s Beneficiary shall be his Spouse, if living at the time of the Executives death, or if his Spouse is not then living, the individual(s), if any, named as the Executive’s beneficiary under his Employer-provided group life insurance program, who are living at the time of the Executive’s death or, if no such beneficiaries are then living, the Executive’s estate.

(b)    Except to the extent the Executive’s Beneficiary is the individual named as the Executive’s beneficiary under his Employer-provided group life insurance program pursuant to the preceding paragraph and such program otherwise provides, the following rules shall determine the apportionment of payments due under the Plan among Beneficiaries in the event of the death of the Executive prior to Termination of Employment:

(1)If any Beneficiary designated by the Executive as a “Direct Beneficiary” dies before the Executive, his interest and the interest of his heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Direct Beneficiaries shall be increased on a pro rata basis. If no such Beneficiary survives the Executive, the Executive’s entire interest in the Plan shall pass to any Beneficiary designated as a “Contingent Beneficiary.”

(2)If any Beneficiary designated by the Executive as a “Contingent Beneficiary” dies before the Executive, his interest and the interest of his heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Contingent Beneficiaries shall be increased on a pro rata basis.

(3)If any Beneficiary dies after the Executive, but before payment is made to such Beneficiary, then the payment shall be made to the Beneficiary’s estate.

ARTICLE VI
RETIREMENT BENEFITS

Section 6.01. General Provisions.

(a)    No benefits shall be payable under this Article with respect to an Executive for whom death benefits have been paid pursuant to Article V.

(b)    Benefits payable pursuant to this Article shall commence or be paid, if payable in a lump sum, on the Executive’s Annuity Starting Date.

Section 6.02. Normal Retirement Benefit. Subject to the modifications specified in Appendix A with respect to certain Executives, an Executive with at least 10 years of Service who Terminates Employment on or after reaching age 60 shall receive from the Trustee, beginning as of the first day of the month coincident with or next following his Termination of Employment, in monthly installments, a Supplemental Life Annuity in an annual amount equal to:

(a)    2% of the Executive’s Average Covered Compensation times his years of Service not exceeding 20 years; plus

(b)    1% of the Executive’s Average Covered Compensation times his years of Service in excess of 20, up to a maximum of 10 years; plus

(c)    in the case of an Executive who was one of the two most highly compensated Executives of the Company as of December 31, 2011, an additional 10% of Average Covered Compensation; minus

(d)    the Executive’s annual benefit from the Pension Plan and the Excess Benefit Plan, if applicable, determined as if such annual benefit (i) commenced on the first day of the month coincident with or next following the Executive’s Termination of Employment and (ii) were payable in monthly installments in the form of a single life annuity to the Executive; minus

(e)    any non-U.S. benefits set forth in Appendix B to which the Executive is or may become entitled, if any.

Section 6.03. Early Retirement. If an Executive with at least 10 years of Service Terminates Employment on or after age 55 but before reaching age 60, the Executive shall be entitled to receive from the Trustee, beginning as of the first day of the month coincident with or next following his Termination of Employment, in monthly installments, a Supplemental Life Annuity in an annual amount equal to the amount determined in accordance with Section 6.02, reduced as follows: by 1/3 of 1% for each full month by which the Executive’s Annuity Starting Date precedes his 60th birthday; provided, however, in the case of an individual who was an Executive before 2006, no reduction shall be made, if the Executive (i) Terminates Employment after reaching age 55 and completing 20 years of Service and his total years of age and Service upon Termination of Employment are at least 80 or (ii) was a participant in the Prior Plan and has completed at least 30 years of Service upon Termination of Employment.

Section 6.04. Deferred Vested Benefit. An Executive who Terminates Employment before he is eligible for benefits pursuant to Section 6.02 or 6.03 shall be entitled to receive from the Trustee, beginning as of his Annuity Starting Date, in monthly installments, a Supplemental Life Annuity in an annual amount equal to his Vested percentage multiplied by the amount determined in accordance with Section 6.02, and reduced as provided in Section 6.03. The Annuity Starting Date for benefits payable pursuant to this Section shall be the first day of the month coincident with or next following the later of the Executive’s (i) Termination of Employment or (ii) 55th birthday.

Section 6.05. Survivor Benefit. If the Executive dies after Termination of Employment with a Vested right to a Supplemental Life Annuity, the following survivor benefits shall be paid:

(a)    If the Executive dies on or after his Annuity Starting Date, a survivor benefit equal to 50% of the monthly amount payable to the Executive during his life shall be paid to the Executive’s Spouse for the remainder of her life, beginning with the first day of the month after the Executive’s death; provided, however, if the Executive had not received Supplemental Life Annuity payments for at least 15 years before his death, his Spouse shall be entitled to receive the same monthly benefit that was payable to the Executive for the remainder of such 15-year period, and the 50% benefit thereafter for the remainder of her life. If the Executive and his Spouse, if any, should die before receiving Supplemental Life Annuity benefits for at least 15 years, a lump-sum payment equal to the Present Actuarial Value of the remaining benefit due to be paid over the 15-year period shall be paid to the Executive’s designated Beneficiary.

(b)    If the Executive dies before his Annuity Starting Date, a survivor benefit shall be paid pursuant to this Subsection, beginning as of the date that would have been the Executive’s Annuity Starting Date, if he had Terminated Employment on the date of his death and lived until distribution of benefits under the Plan began. If the Executive is survived by his Spouse, a monthly survivor benefit shall be paid to his Spouse for the remainder of her life (i) in an amount equal to 100% of the amount that would have been payable to the Executive under the preceding provisions of this Article (if he had Terminated Employment on the date of his death and lived) for the first 15 years in which such payments were made, and (ii) in an amount equal to 50% of the amount that would have been payable to the Executive under the preceding provisions of this Article (if he had Terminated Employment on the date of his death and lived) for periods after the first 15 years in which such payments. If the Executive’s Spouse dies before payments are made for a period of 15 years, a lump-sum payment equal to the Present Actuarial Value of the remaining benefit due to be paid over the 15-year period shall be paid to the Executive’s designated Beneficiary. If the Executive is not survived by a Spouse, then a lump-sum payment equal to the Present Actuarial Value of the amount that would have been payable to the Executive under the preceding provisions of this Article, if he had Terminated Employment on the date of his death and lived for the first 15 years in which such payments were made, shall be paid to the Executive’s designated Beneficiary.

Section 6.06.    Distribution of Small Benefits. Notwithstanding the preceding provisions of this Article, if the Present Actuarial Value of the benefits payable to the Executive pursuant to this Article when added to the Present Actuarial Value of the benefits payable pursuant to the Company’s Excess Benefit Retirement Plan is less than $25,000 (as determined on the date of the Executive’s Termination of Employment), then the Trustee shall pay the Present Actuarial Value of such payments as a single lump sum payment within 60 days following the Executive’s Termination of Employment or death.

Section 6.07.    Delay in Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, to the extent required by Code Section 409A(a)(2)(B)(i), distribution of the Supplemental Life Annuity to an Executive who is a Specified Employee on account of his Termination of Employment for any reason other than death shall be delayed until the earliest date permitted by such section. If the Supplemental Life Annuity is payable in the form of a monthly annuity, the sum of the monthly payments that are required to be delayed in accordance with this Section shall be paid with the first permitted monthly payment. Any delayed payments shall be increased by interest from the first day of the month coincident with or next following the Executive’s Termination of Employment to the date on which his benefit payments begin at the applicable interest rate for retroactive annuity starting dates under the Pension Plan.

Section 6.08. Rehires. In general, an Executive who Terminates Employment and is subsequently rehired by the Employer (a “Rehired Executive”) shall not be eligible to accrue a benefit under this Plan for periods employment following rehire (the “Rehire Period”) unless such Executive satisfies the participation requirements to be an Executive under Article III during such Rehire Period, including new designation by the Board. To the extent the Rehired Executive satisfies such participation requirements to be an Executive under Article III during such Rehire Period, the Rehired Executive shall be entitled to benefits under the Plan for such Rehire Period in accordance with the provisions of the Plan in effect at such time. Notwithstanding the foregoing, the following rules shall apply to any Rehired Executive for purposes of the Rehired Executive’s benefit under the Plan, if any, attributable to periods prior to the initial Termination of Employment and/or related to such Rehire Period:

(a)    Rehire After Commencement of Benefits. If the Rehired Executive is rehired by the
Employer after he has commenced payment of benefits under the Plan, such benefits shall not be suspended or modified for any reason and shall continue to be paid during the Rehire Period without regard to the period following such rehire. If, at the time of the Rehired Executive’s initial Termination of Employment, the Rehired Executive was not fully Vested in his Supplemental Life Annuity (as calculated at the initial Termination of Employment pursuant to Sections 6.02 and 6.03), such unvested portion of that amount (if any) shall be reinstated such that the Rehired Executive (i) may earn additional Vesting Service to apply to such benefit; provided, that such reinstated benefit shall also be subject to further offsets as provided under Sections 6.02(d) and (e) (taking into account any additional amounts calculated thereunder for purposes of the Rehire Period). Any portion of the Supplemental Life Annuity that vests in accordance with this Section 6.08(a) (subject to any applicable offsets) during the Rehire Period shall be paid to the Rehired Executive in the manner and at the time set forth in Sections 6.02, 6.03 or 6.04 based on when the Rehired Executive subsequently Terminates Employment.

(b)    Rehire Before Commencement of Benefits. If the Rehired Executive is rehired prior to commencing benefits under the Plan, but is otherwise entitled to a deferred vested benefit pursuant to Section 6.04 based on his period of Service prior to his initial Termination of Employment, the following rules shall apply to the deferred vested benefit based on the period of Service prior to his initial Termination of Employment; provided that, for the avoidance of doubt, to the extent the Rehired Executive satisfies the participation requirements to be an Executive under Article III during the Rehire Period, the Rehired Executive shall be entitled to benefits under the Plan (and such benefits shall become payable) for such Rehire Period in accordance with the provisions of the Plan in effect at such time:

(1)    The Rehire Period shall not be taken into account for purposes of calculating the amount of such individual’s Supplemental Life Annuity provided hereunder that is attributable to periods prior to the initial Termination of Employment (including, without limitation, for purposes of determining years of Service and Average Covered Compensation). Such amount shall be calculated as of the initial Termination of Employment.

(2)    The portion of the deferred vested benefit described above that was Vested at the initial Termination of Employment shall commence on the first day of the month coincident with or next following the Executive’s 55th birthday (regardless of whether the Executive is still in active employment during the Rehire Period), in accordance with the terms of the Plan.

(3)    The portion of the deferred vested benefit described above that was not Vested at the initial Termination of Employment shall be reinstated such that the Rehired Executive (i) may earn additional Vesting Service to apply to such benefit for the Rehire Period; provided, that such reinstated benefit shall be subject to further offsets as provided under Sections 6.02(d) and (e) (taking into account any additional amounts calculated thereunder for purposes of the Rehire Period). Any portion of the Supplemental Life Annuity that vests in accordance with this Section 6.08(b) (subject to any applicable offsets) during the Rehire Period shall be paid to the Rehired Executive in the manner and at the time set forth in Sections 6.02, 6.03 or 6.04 based on when the Rehired Executive subsequently Terminates Employment.

ARTICLE VII
VESTED BENEFITS

An Executive’s interest in his Supplemental Life Annuity shall become Vested in accordance with the following Schedule;

Years of Vesting Service	Vested Percentage
Fewer than 5	0
5	25
6	40
7	55
8	70
9	85
10 or more	100

ARTICLE VIII
ACCELERATED PAYMENT UPON CHANGE OF CONTROL

Upon a Change of Control, an Executive who is entitled to benefits under the Plan, other than an Executive who has Terminated Employment with a right to a Deferred Vested Benefit, shall become fully Vested in the Supplemental Life Annuity and, notwithstanding anything in Article VI to the contrary, shall receive, in place of future payments under the Plan, a lump sum payment equal to the Present Actuarial Value of the Supplemental Life Annuity accrued to the date of the Change of Control and remaining to be paid under the Plan. The lump sum Present Actuarial Value of the Supplemental Life Annuity benefit payable shall be calculated assuming that, solely for the purpose of reducing the benefit for early commencement, the Executive, other than one who is entitled to a Deferred Vested Benefit, has already met the conditions for unreduced benefits described in Section 6.03 at the earliest possible time, taking into consideration the Executive’s age and Service.
ARTICLE IX
ADMINISTRATION OF PLAN

Section 9.01. Powers and Responsibilities of the Administrator.

(a)    The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan. The Administrator is authorized to accept service of legal process on behalf of the Plan. To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.

(b)    The Administrator’s discretionary powers include, but are not limited to, the following:

(1)    to interpret Plan documents, decide all questions of eligibility, determine whether an Executive has Terminated Employment, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;

(2)    to prescribe procedures to be followed by an Executive, Beneficiary, or other person applying for benefits;

(3)    to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;

(4)to adopt such rules as it deems necessary or appropriate; and

(5)to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Executive’s eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

Section 9.02. Indemnification. The Company shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

Section 9.03. Claims and Claims Review Procedure.

(a)    All Benefit Claims must be made in accordance with procedures established by the
Administrator from time to time. If an Executive or his designated Beneficiary believes he is entitled to a benefit under the Plan that is not provided, he may file a written claim for payments under the Plan with the Administrator provided such claim is filed within 90 days of the date payments under the Plan are made or begin to be made, or the date the Executive or his designated Beneficiary believes payments should have been made, as applicable. A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative.

(b)    The Administrator shall provide the claimant with written or electronic notice of its approval or Denial of a properly filed Benefit Claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period. If special circumstances require an extension of the time for processing the claim, the initial 90-day period may be extended for up to an additional 90 days. If an extension is required, the Administrator shall provide written notice of the required extension before the end of the initial 90-day period, which notice shall (i) specify the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.

(c)    If a Benefit Claim is Denied, the Administrator shall provide the claimant with written or electronic notice containing (i) the specific reasons for the Denial, (ii) references to the applicable Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.

(d)    A claimant may appeal the Denial of a Benefit Claim by filing a written appeal with the Administrator within 60 days after receiving notice of the Denial. The claimant’s appeal shall be deemed filed on receipt by the Administrator. If a claimant does not file a timely appeal, the Administrator’s decision shall be deemed final, conclusive, and binding on all persons.

(e)    The Administrator shall provide the claimant with written or electronic notice of its decision on appeal within 60 days after receipt of the claimant’s appeal request, unless special circumstances require an extension of this time period. If special circumstances require an extension of the time to process the appeal, the processing period may be extended for up to an additional 60 days. If an extension is required, the Administrator shall provide written notice of the required extension to the claimant before the end of the original 60-day period, which shall specify the circumstances requiring an extension and the date by which the Administrator expects to make a decision. If the Benefit Claim is Denied on appeal, the Administrator shall provide the claimant with written or electronic notice containing a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Benefit Claim, as well as the specific reasons for the Denial on appeal and references to the applicable Plan provisions on which the Denial is based. The Administrator’s decision on appeal shall be final, conclusive, and binding on all persons, subject to the claimant’s right to file a civil action pursuant to ERISA Section 502(a).

(f)Notwithstanding the foregoing claims and appeals procedures, to avoid an additional tax on payments that may be payable under the Plan, a claimant must make a reasonable, good faith effort to collect any payment or benefit to which the claimant believes he is entitled to hereunder no later than 90 days after the latest date upon which the payment could have been timely made pursuant to Code Section 409A, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

ARTICLE X
APPLICATION OF LIMITS ON PAYMENTS

Section 10.01. Determination of Cap or Payment. Effective December 12, 2011, notwithstanding any other provision of the Plan to the contrary, if payment of the lump sum Present Actuarial Value of the Supplemental Life Annuity pursuant to Article VIII (“Accelerated Payment”) would cause some or all of the Accelerated Payment or any other payments made to or benefits received by the Executive in connection with a Change of Control (such payments or benefits, together with the Accelerated Payment, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Article X, then the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Executive may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

Section 10.02. Procedures.

(a)    If the Executive or the Company believes that a payment or benefit due the Executive will result in some or all of the Total Payments being subject to the Excise Tax, then the Company, at its expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 10.01(b), and (iv) the net after-tax proceeds to the Executive, taking into account applicable federal, state and local income taxes and the Excise Tax if (x) the Total Payments were delivered in accordance with Section 10.01(a) or (y) the Total Payments were delivered in accordance with Section 10.01(b). The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel opinion determines that Section 10.01(b) applies, then the Accelerated Payment or any other payment or benefit determined by such counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(b)    For purposes of this Article X: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings given in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and (v) the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(c)    If National Tax Counsel so requests in connection with the opinion required by this Section 10.02, the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G.

(d)    The Company agrees to bear all costs associated with, and to indemnify and hold harmless the National Tax Counsel from, any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Article X, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(e)    This Article X shall be amended to comply with any amendment or successor provision to Code Section 280G or Code Section 4999. If such provisions are repealed without successor, then this Article X shall be cancelled without further effect.

ARTICLE XI
PRESERVATION OF ACCRUED BENEFITS

Nothing in this restatement shall reduce the Supplemental Life Annuity payable with respect to an Executive, to the extent accrued as of December 31, 2005, under the terms of the Plan, as in effect immediately before the January 1, 2009 restatement.

ARTICLE XII
AMENDMENT AND TERMINATION

The Plan shall continue in force with respect to any Executive until the completion of any payments due hereunder. The Company may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Executive under the Plan; provided, however, that no such amendment shall (i) deprive any Executive or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment; (ii) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder. The Company may also, at any time, amend the Plan retroactively or otherwise, if and to the extent that it deems such action appropriate in light of government regulations or other legal requirements.
ARTICLE XIII
MISCELLANEOUS

Section 13.01. Obligations of Employer. The Employer’s only obligation hereunder shall be an unfunded and unsecured contractual obligation to make payments to Executives, Spouses, or other Beneficiaries entitled to benefits provided for herein when due, and only to the extent that such payments are not made from the Trust. Nothing herein shall give an Executive, Spouse, Beneficiary, or other person any right to a specific asset of an Employer or the Trust, other than as a general creditor of the Employer.

Section 13.02. Employment Rights. Nothing contain herein shall confer any right on an
Executive to be continued in the employ of any Employer or affect the Executive’s right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of an Employer.

Section 13.03. Non-Alienation. Except as otherwise required by a Domestic Relations
Order, no right or interest of an Executive, Spouse, or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind. Payments shall be made to an Alternate Payee to the extent provided in a Domestic Relations Order. To the extent permitted by Code Section 409A, payments pursuant to a Domestic Relations Order may be made in a lump sum and before the Executive’s earliest retirement age (as defined by ERISA Section 206(d)(3)(E)(ii)).

Section 13.04. Tax Withholding. The Employer or Trustee may withhold from any distribution hereunder amounts that the Employer or Trustee deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Employer or Trustee with regard to such taxes). None of the Company, any of its Affiliated Employers or the Trustee represents or guarantees to any Executive or any other person with an interest in a benefit under the Plan that any particular federal, foreign, state or local income, payroll, or other tax consequence will result from participation in the Plan or payment of benefits under the Plan. In addition, none of the Company, any of its Affiliated Employers or the Trustee shall be liable to any Executive or any other person with an interest in a benefit under the Plan for any taxes or other amounts owed by such Executive or other person as a result of a failure by the Company, its Affiliated Employers or the Trustee to correctly or optimally withhold or report taxes or taxable income with respect to a benefit under the Plan at a specified time or in a specified amount, or for a failure to take corrective action with respect to such a failure.

Section 13.05. Other Plans. Amounts and benefits paid under the Plan shall not be considered compensation to the Executive for purposes of computing any benefits to which he may be entitled under any other pension or retirement plan maintained by an Employer.

Section 13.06. Liability of Affiliated Employers. If any payment to be made under the
Plan is to be made on account of an Executive who is or was employed by an Affiliated Employer, the cost of such payment shall be borne in such proportion as the Company and the Affiliated Employer agree.

This Restatement of the Cummins Inc. Supplemental Life Insurance and Deferred Income Plan has been signed by the Company’s duly authorized officer, acting behalf of the Company, this 13th day of December, 2018.
CUMMINS INC.

By:        /s/ Jill E. Cook

Title	Vice President and Chief Human Resources Officer

APPENDIX A
Guidelines for Enhanced SERP
For Executives Joining Cummins Mid-Career

General Criteria

The Company’s Chief Executive Officer (“CEO”) may designate an enhanced SERP benefit for an Executive (Officer or Executive Director) joining Cummins mid-career, provided that the Compensation Committee of the Board must approve such designation in the case of an Executive who is an executive officer of Cummins Inc. In determining whether an enhanced benefit is appropriate and, if so, the amount of such benefit, the CEO shall consider:

•	any existing pension benefits of the Executive from previous employers;

•	the recruiting and retention value of the enhanced benefit;

•	the amount of time that the Executive is expected to work before retiring from Cummins (as a rule, at least age 55; as a target, at least age 58); and

•	the amount of Service that the Executive will have upon likely retirement.

An enhanced benefit may also be used to assist the transition of other Officers, if the CEO determines that such a benefit is in the best interests of Cummins.
The enhanced retirement benefit formula is to be applied at the discretion of the CEO, who has the obligation to inform the Administrator of such benefits.
The CEO will define the benefit or formula applicable to each case in the future. Currently the CEO has authorized the following:

•	Grow benefit by double-accrual approach: 4% per year for each of the first 10 years of Service; 2% per year for next five years of Service, maximum 50% at 15 years of Service.

•
Replace “rule of 80” with “rule of 70”, which means eligible for unreduced benefits upon achieving at least age 58, at least 10 years of Service, but the total of the two must be at least 70. (This does not mean a full 50% benefit, but merely unreduced accrued benefit.)

•	Fully vested after five years of Service. (Normally vesting begins at five years and is not 100% until ten years of Service are completed).

•	The benefit starting at age 60 will not be less than 50% of Average Covered Compensation

•	Upon a Change of Control, the designated Executives:

•	become fully Vested, regardless of Service (no change from current Plan);

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•	will have a Final Average Total Cash Compensation equal the average for that received during their actual years of Service, if less than five years of Service;

•	will be deemed to have met the requirements for unreduced commencement of benefits (no change from current Plan); and

•
will receive a lump sum payment of the Present Actuarial Value of the benefit accrued to the date of the Change of Control, using the formula designated for the respective Executive (in the case of the existing group, the “double-accrual” formula).

The foregoing provisions apply to Executives designated by the CEO (and approved by the Administrator, in the case of any such Executives who are executive officers of Cummins Inc.).
The list of Executives designated by the CEO to receive an enhanced SERP benefit shall be maintained by the Company’s Vice President, Chief Human Resources Officer or her or his delegate and updated as necessary to reflect changes in the participants designated by the CEO or the Compensation Committee of the Board to receive the enhanced SERP benefit.

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APPENDIX B
Non-U.S. Benefit Offsets

1.
The Supplemental Life Annuity shall be offset as provided in Section 6.02(e), to the extent applicable, by the annualized equivalent of benefits to which the Executive is entitled under any other employer-funded non-U.S. retirement program similar to the US Cummins Pension Plan

2.
The annualized equivalent shall be determined as follows: To the extent the benefit is provided in periodic payments or in a lump sum under the terms of the applicable non-U.S. retirement program, the annualized equivalent will be determined by calculating the present value, as of the first day of the month (a) coincident with or next following the Executive’s Annuity Starting Date (for periodic payments) or (b) coincident with or next following the Executive’s Termination of Employment (for lump sum payments), of a lump sum equivalent of the total of the projected periodic payments or the lump sum payment itself, as applicable, calculated by applying the applicable actuarial assumptions and discount rate set forth in Appendix 1 to the Cummins Pension Plan, and converting such lump sum to an annual benefit of equivalent present value assuming such annual benefit (i) commences on the first day of the month coincident with or next following the Executive’s Annuity Starting Date (for periodic payments) or coincident with or next following Termination of Employment (for lump sum payments) and (ii) is payable in monthly installments in the form of a single life annuity to the Executive.

3.
Notwithstanding anything to the contrary in the foregoing or the Plan, (a) the foregoing offset shall not apply to the extent such offset would cause additional taxes to be due under Code Section 409A and (b) in calculating the Supplemental Life Annuity, the Administrator may make a reasonable estimate of the Executive’s benefits under non-U.S. arrangements and pay benefits under the Plan on that basis.

Acknowledgement and Agreement:

By signing below, I hereby acknowledge and agree to the application of the offset described in this Appendix B in calculating the benefits payable to me or my survivors or Beneficiaries under the Plan.

___________________                        Date: _____________________
[Executive Name]

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